Mr. Brandon D'Amore
Mr. Rod West
LookSonic, LLC
3575 Cahuenga Boulevard West
Suite 550
Los Angeles CA, 90068

     Re: Binding Letter of Intent For Majority Acquisition of LookSonic. LLC
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Dear Brandon and Rod:

This is a binding letter of intent ("Letter") designed to summarize the material terms resulting from discussions regarding 3Dshopping.com's ("3D") proposed acquisition of 50.1% of LookSonic, LLC ("LS") (the "Transaction"). 3D and LS are collectively referred to herein as the "Parties." Brandon D'Amore ("D'Amore") and Rod West ("West") as collectively referred to herein as the "LS Principals". The material terms to which we have agreed are as follows:

(1) Intent: 3D intends to acquire 50.1% of the issued and outstanding member interest shares of LS as of the Transaction Date, which entity would then become a majority-owned subsidiary of 3D ("LS Sub"). The terms and conditions of the Transaction will be set forth in a later definitive agreement; provided, however, that if such later definitive agreement fails to materialize, this Letter signed by the Parties may serve as a binding agreement governing the Transaction if the Parties so choose.

(2) Effective Date: Effective upon the later of either the Transaction Date (as defined below) or September 1, 2000, 3D shall absorb LS' ordinary expenses and overhead, subject to 3D's budgetary approval, which is reasonably necessary to: assist the development of LS and LS' new content technology (including but not limited to: funding for further content development, research and development, salaries for current and additional sales staff and general office expenses). .

(3) Conditions Precedent: 3D's intention to acquire LS is expressly conditioned upon: (a) 3D's completion to its satisfaction of a due diligence review of LS together with satisfactory financial and legal opinions; (b) approval by 3D's Board of Directors and any other required approvals pursuant to 3D's articles, bylaws or applicable law; and (c) a mutually acceptable definitive agreement(s) signed by the Parties (collectively, "Conditions").

(4) Exclusive Dealing: Until the date which is 30 days following signature by the Parties of this Letter: LS will not solicit offers from any other person or entity regarding the acquisition of its member interest shares; and LS will immediately notify 3D in writing of any contact between LS and any other person regarding any offer, proposal or inquiry in connection therewith.

(5) Non-Disclosure /Publicity: LS will execute a non-disclosure agreement. The Parties will issue a mutually agreed upon press release regarding the Transaction at the appropriate time, and neither party will issue any subsequent public announcement in connection with this Letter or the Transaction absent the prior consent of the other party.

(6) Purchase Price: Subject to the satisfaction of Conditions, 3D will provide LS Principals with the option to purchase 150,000 shares ("Options") of 3D common stock ("Stock") (less any outstanding undisclosed LS liabilities which 3D will assume (LS represents that, besides its regular monthly direct operating expenses, it has zero liabilities)) in exchange for 50.1% of the aggregate member interest shares of LS ("Purchase Price"). The initial 50,000 Options will be non-statutory (i.e., the Stock will be restricted under Rule 144) and the additional 100,000 Options will fall under 3D's 1999 Stock Option Plan (i.e., the Stock is freely tradable), as detailed below. LS Principals intend to retain any remaining equity in LS.

         (a) Exercise price: The exercise price for the Options shall be the Stock's market price as determined by the closing market price on the American Stock Exchange on the date on the date the Transaction is consummated (i.e., all Conditions are satisfied and all necessary paperwork is signed) (the "Transaction Date").

         (b) Vesting: 50,000 non-statutory Options shall immediately vest on the Transaction Date, and the remaining 100,000 Options from 3D's 1999 Stock Option Plan shall vest upon LS Sub achieving aggregate revenue projections as set forth in the pro-forma financial statements prepared by LS in its Due Diligence Notebook Any Options not vested within 3 years from the Transaction Date shall expire. The Options shall vest and be exercisable as follows:

                            Triggering Event                       Options Vested to LS Principals
          Transaction Date                                                     50,000
          Achievement of "1st Cumulative Revenue Target" of $1,849,100         33,000
          Achievement of "2nd Cumulative Revenue Target" of $6,683,600         33,000
          Achievement of "3rd Cumulative Revenue Target" of $17,492,100        34,000

         (c) 3D Option to Increase Percentage Ownership To 75%: 3D shall have the 2-year option (which shall begin on the Transaction Date) to increase its ownership in LS as follows ("3D 75% Option") in exchange for $1,500,000 (less any outstanding undisclosed LS liabilities which 3D will assume) payable in unrestricted Stock (which Stock shall be subject to a voluntary pooling agreement in a form mutually agreeable to the Parties).

         (d) 3D Option to Increase Percentage Ownership To 100%: If 3D exercises the 3D 75% Option, then 3D shall have the perpetual option to increase its ownership in LS to 100% ("3D 100% Option") under either of the alternative methods, at 3D's election:

                  (i) Option A: If a merger or acquisition between 3D and a third party is agreed to, then 3D may at any time thereafter acquire the remaining 25% of LS payable in Stock (which Stock shall be subject to a voluntary pooling agreement in a form mutually agreeable to the Parties) at a 10% discount from the following valuation method:

                  [the same multiple of 3D revenues represented by the agreed purchase price (for 3D by such third party) shall then be applied to the LS Sub, and multiplied by 25% (less any outstanding undisclosed LS liabilities which 3D will assume)]; or

                  (ii) Lion B: Beginning on the date which is 30 months from date the Letter is fully signed, 3D may acquire the remaining 25% of LS and the purchase price payable in Stock (which Stock shall be subject to a voluntary pooling agreement in a form mutually agreeable to the Parties) shall be determined by according to the following formula:

                  [Fifteen (15) x EBITDA x 25% (less any outstanding undisclosed LS liabilities which 3D will assume)].

(7) Workspace: LS will relocate to 3D's offices by October (i.e., will give notice to its current landlord by September 1, 2000, and will leave its current location by September 30, 2000). 3D shall provide a reasonably sufficient studio for LS within 3D's offices that shall be ready upon LS' relocation on October 1, 2000.

(8) Operating Costs: 3D shall absorb all operating costs including, among other things: overhead in connection with the LS Sub, development of the Commercial Producer/Builder software, further content development, research and development, and providing additional sales staff.

(9) Ancillary Agreements:


     a. Non-Disclosure: LS and the LS Principals will sign a non-disclosure agreement on behalf of 3D.


     b. Employment: D'Amore and West shall each be bound by a two-year ("Term") employment contract with 3D. D'Amore and/or West may each be terminated without cause at any time for any reason; provided that 3D shall be liable to such employee for any outstanding Salary owed thereto for the balance of the Term. D'Amore and West will each: (i) earn an annual salary of $100,000 ("Salary"); and (ii) be eligible for a bonus ("Bonus") consisting of 1% of "Adjusted Gross Sales" (which means the LS Sub gross sales less all applicable discounts, returns and credits in the ordinary course of business, collection costs, and sales, use or other similar taxes) of LS Sub for achieving each the 15`, 2"d and 3`d Cumulative Revenue Target(s) (regardless in when such Cumulative Revenue Target(s) is achieved). The Bonus for the 2"d and 3`d
Cumulative Revenue Target(s) shall consist solely of new sales made in the achievement thereof (i.e., excluding any sales upon which a Bonus had previously been paid). In the event D'Amore and/or West procure a third party buyer resulting in an acquisition of or by 3D, then the parties shall negotiate in good faith within 3D's usual and customary parameters regarding appropriate remuneration for D'Amore and West in connection therewith.

(10) Expenses: Each party shall be responsible for its own expenses in connection with all matters relating to negotiation and consummation of the Transaction.

(11) Indemnity : LS will fully indemnify 3D from and against any liabilities or claims accruing or of which LS should have been aware, of which 3D was not expressly advised, prior to the Transaction date.

(12) Representations and Warranties: LS would make customary representations and warranties to 3D and would provide comprehensive covenants, indemnities and other protections for the benefit of 3D. The representations and warranties in the later definitive agreement would be without qualification as to knowledge, materiality or otherwise.

(13) Insolvency Bankruptcy: If 3D files for bankruptcy protection, becomes insolvent, or is involuntarily de-listed by the American Stock Exchange then 3D's equity interest in LS shall be reduced to 25"/0, with the remaining 3D equity balance over 25% reverting back to LS Principals.

(14) Time is of the Essence/Expiration/Termination: The Parties agree that time is of the essence, and accordingly agree to use all reasonable efforts to conclude the Transaction within 60 days of the date of this Letter. If the Transaction Date fails to occur within 60 days of this Letter, then this Letter shall automatically expire and all provisions of this Letter shall terminate except the provisions of Non-Disclosure/Publicity, Exclusive Dealing, Expenses and Governing Law/Arbitration Paragraphs, which shall survive indefinitely.

(15) Governing Law/Arbitration: The Transaction, this Letter and any interpretation thereof or disputes .arising thereunder shall be governed by the laws of the State of California. The Parties agree that any claim in law or equity arising hereunder or any resulting transaction shall be decided by neutral, binding arbitration in accordance with the commercial rules of arbitration as set forth by Judicate West located in Los Angeles, California, and not by court action, except as provided by California law for judicial review of arbitration proceedings. The prevailing party shall be entitled to attorney's fees and costs within the arbitrator's discretion.

(16) Entire Agreement: This Letter contains the entire agreement of the parties and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. This Letter may be modified or amended only by a written instrument signed by all Parties hereto.

This document is a binding letter of intent. It is intended to be, and shall constitute, a binding and legal agreement, and shall impose legal obligations and duties on both of us.

If the foregoing reflects our mutual statement of intention, please sign and return the enclosed copy of this Letter of Intent.

Sincerely,
3Dshopping.com

By:  Terry Gourley

Title:

Date:  August 25, 2000